Pricing Supplement Dated July 22, 1997                      Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers
Principal Amount:            $100,000,000
Agent's Discount
  or Commission:             $175,000
Net Proceeds to Company:     $99,825,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  7/25/97
Maturity Date:               7/26/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note


      Interest Rate Basis: / / CD Rate            / / Commercial Paper Rate
                           /X/ Prime Rate         / / Federal Funds Rate
                           / / LIBOR (see below)  / / Treasury Rate
                           / / Other
                              (see attached)



      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
         / / Telerate Page: 3750


Interest Reset Dates:    Each Business Day to but excluding the Maturity Date,
                         except as otherwise described herein.
Interest Payment Dates:  Each January 26, April 26, July 26, and October 26
                         commencing October 26, 1997 and ending July 26, 1999.
Index Maturity:         (See Below)
Spread (+/-):           (See Below)

Day Count Convention:
      /X/ Actual/360 for the period from  7/25/97 to 7/26/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /x/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %


Currency:
          Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
          Total Amount of OID:        Yield to Maturity:
          Initial Accrual Period:

Form:  /X/  Book-Entry               / /  Certificated


INTEREST RESET

     Reset Periods. A "Reset Period" shall mean each of the following periods; Daily from and including July 25, 1997 to, but excluding, the stated Maturity Date of the Notes.

     Interest Rate. The per annum rate of interest for each Reset Period will be (i) The Prime Rate (as defined in the accompanying Prospectus) minus (ii) a spread (the "Spread"), determined as described above. The Spread will be minus 279 basis points. The Interest Rate during each Reset Period will reset each Business Day (each an "Interest Reset Date") to but excluding the Maturity Date, provided however, the Interest Rate in effect for the two Business Days preceding each Interest Payment Date will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to each Interest Reset Date will be the Business Day immediately preceding such Interest Reset Date. The Interest Payment Dates, with respect to each Reset Period will be on each January 26, April 26, July 26, and October 26, with the first Interest Payment Date being October 26, 1997.

     Except as may otherwise be specified with respect to any subsequent Reset Period, interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

     The Calculation Agent will, upon the request of the holder of any Notes, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.

                           PLAN OF DISTRIBUTION

     Lehman Brothers has purchased the Notes as principal at a price equal to 99.825% of the aggregate principal amount for resale to investors and other purchasers at a price equal to 100% of the principal amount thereof. After the initial public offering, the public offering price and concession may be changed.
                         U.S. FEDERAL INCOME TAXES

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCE DESCRIBED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.